SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2) )
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss.240.11(c) or ss.240.14a-12


                            GLOBAL INTELLICOM, INC.
                            -----------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                            GLOBAL INTELLICOM, INC.
                               747 Third Avenue
                              New York, NY  10017

                              -------------------

                           NOTICE OF ANNUAL MEETING

To the stockholders of Global Intellicom, Inc.:

      NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders ("Annual Meeting") of Global Intellicom, Inc. (the "Company") will be held at 10:00 a.m., local time, on Tuesday, May 13, 1997, at the offices of Global-InSync, Inc., the Company's subsidiary, 8000 Corporate Court, Springfield, Virginia 22153, for the following purposes:

      1.    To elect two Class I directors for terms ending in 1999; and

      2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

      The Board of Directors has fixed the close of business on April 11, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

      All stockholders are cordially entitled to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting, you are requested and urged to complete, sign, date and return the enclosed proxy card, which is being solicited on behalf of the Company's management, as promptly as possible in the postage-prepaid envelope provided. Sending in your proxy card will ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so, since your proxy is revocable as set forth in the Proxy Statement.


                                          By Order of the Board of Directors,



                                          Johan de Muinck Keizer,
New York, New York                        Secretary
April 16, 1997

                            GLOBAL INTELLICOM, INC.
                               747 Third Avenue
                           New York, New York 10017

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

General Information

      This Proxy Statement is furnished to the stockholders of Global Intellicom, Inc., (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies in the accompanying form for use at an Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 13, 1997, at 10:00 a.m. Eastern Standard Time, at the offices of Global-InSync, Inc., the Company's subsidiary, 8000 Corporate Court, Springfield, Virginia 22153, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

      The Company anticipates that this Proxy Statement and the accompanying proxy card and Notice will be mailed to stockholders on or about April 16, 1997.

      The solicitation of proxies will be conducted by mail, and the Company will bear all costs associated therewith. These costs include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursing brokerage firms and others for their reasonable out-of-pocket expenses incurred in forwarding such materials to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with such solicitation. The Company may also engage a professional proxy solicitation organization to assist it in connection with the Annual Meeting, at a cost not to exceed $5,000, plus reasonable out-of-pocket expenses.

Voting Procedures

      The enclosed proxy is solicited by the Board. If the proxy is properly returned by dating, signing and mailing, and if choices are specified therein and the proxy is not revoked, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions indicated. If no choices are specified, the proxy will be voted as recommended by the Board of Directors.

      A stockholder may revoke a proxy at any time before its exercise by giving written notice to the Secretary, by submitting a later-dated proxy, or by voting in person at the Annual Meeting.

      The presence, in person or by proxy, of the holders of a majority of the shares of Common

Stock issued and outstanding is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining whether a quorum exists. Accordingly, abstentions and broker non-votes (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will be treated as not voted for purposes of determining the decision of stockholders with respect to such matter. Nominees for election as directors will be elected to the Board by a plurality of shares present in person or as represented by proxy at the meeting.

      No matter currently is expected to be considered at the Annual Meeting other than the election of directors as set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

Record Date and Shares Outstanding

      The Board of Directors has fixed the close of business on April 11, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

      The Company had 7,475,269 shares of Common Stock outstanding as of the Record Date. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Annual Meeting. Outstanding shares of Preferred Stock will not have any voting rights at the Annual Meeting.

Confidentiality of Voting

      The Company's Board of Directors has adopted a policy that all stockholder meeting proxies, ballots and tabulations which identify stockholders are to be maintained in confidence and will not be available for examination, nor shall the identity and vote of any stockholder be disclosed, except as may be necessary to meet applicable legal requirements and to allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes shall be independent and shall not be employees of the Company.

Election of Directors

      In accordance with the Company's Restated Articles of Incorporation, the Company's Board is divided into three classes. At each annual meeting of stockholders, members of the classes, on a rotating basis, are to be elected for a three-year term. In accordance with the by-laws, the present size of the Board has been fixed at six directors, two in each class. At the adoption of the Restated Articles of Incorporation in 1995, two Class I directors were elected to an initial term expiring at the next annual meeting, two Class II directors were elected to an initial term expiring at the second succeeding annual meeting, and two Class III directors were elected to initial terms expiring at the third succeeding annual meeting.

      The initial Class I directors have continued in office, pursuant to the provisions of the Restated Articles of Incorporation, until successors are elected at this Annual Meeting. At this Annual Meeting, two Class I directors will be elected for terms expiring at the 1999 annual meeting or such later time as their successors are elected and have qualified.

      The persons named as proxies intend to vote the proxies for the election of the two nominees to the Board of Directors or, if any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies will exercise their discretion to vote for any other persons who may be nominated.

      In voting for directors, each stockholder is entitled to cast one vote for each candidate. Stockholders are not entitled to cumulate their votes for members of the Board of Directors. The nominees for Class I directors who receive the greatest number of affirmative votes in each case will be elected to the Board of Directors.

      Information on the nominees and on the continuing directors follows.

Nominees for Election as Class I Directors (Term Expiring in 1999)

      David A. Mortman, 56, was Secretary of the Company from its inception to August 1996, served as a director from April 1995, became Executive Vice President in April 1996 and was elected Chief Operating Officer in November 1996 and President in January 1997. From December 1990 to April 1995, Mr. Mortman was a director of Communications and Entertainment Corp. ("ComEnt"), a company engaged in the foreign distribution of motion pictures. From May 1994 until January 1996, Mr. Mortman was a member of the law firm of Goodkind Labaton Rudoff & Sucharow, LLP, and from June 1991 to May 1994, practiced law as a member of David A. Mortman, P.C.

      Thomas W. Smith, 44, has been a director of the Company since its inception. From September 1990 to April 1995, Mr. Smith held various positions with ComEnt, including President and Chief Operating Officer, Executive Vice President-Finance and Chief Financial Officer. Mr. Smith has been a director of Ransford Group, Inc., a management consulting firm since May, 1993, and a director of LaBarge & Associates, Inc., also a management consulting firm, since March, 1995. Mr. Smith is the President and sole director of Equicomp Corp., a stockholder of the Company.

Continuing Directors

      Anthony R. Cucchi, 55, a Class II director, has been a director of the Company since its inception in 1994, and served as the Company's Chief Operating Officer from inception to November 1996 and as President until January 1997, becoming Vice Chairman of the Board at the latter date. From March 1992 to December 1994, Mr. Cucchi was President and Chief Executive Officer of ARC Consulting and OMPI, business consulting firms. From January 1991 to February 1992, Mr. Cucchi served as Chief Executive Officer of AMCom Business Centers Corp., a distributor of computer equipment which was acquired by the Company in December 1994. From January to December 1990, Mr. Cucchi was the President and Chief Executive Officer of Opportunity Management Systems, Inc., a sales-automating software company which he founded.

      Wayne M. Rogers, 62, a Class II director, was appointed to Global's Board of Directors in April, 1995. Mr. Rogers is a well-known professional actor who has been involved in investment activities for over fifteen years. Mr. Rogers has been a director of several privately-held companies, including Almaden Vineyards and the Pantry, Inc., since 1990. He has also served as a director of P.H.C., Inc., Electronic Data Controls, Inc., Extek Micro-Systems and Wadell Equipment Company. Currently, Mr. Rogers is the general partner of Balanced Value Fund, L.P., a limited partnership that advises and invests in middle market companies. Mr. Rogers is also the general partner of Insight Fund, L.P. and the sole stockholder of the corporate general partner of Pinnacle Fund, L.P. and Triangle Bridge Group, L.P. Each of the foregoing limited partnerships is a stockholder of the Company.

      N. Norman Muller, 67, a Class III director, has been Chairman of the Board, Chief Executive Officer and a director of Global since its inception. From December 1990 to April 1995, Mr. Muller was Chief Executive Officer of ComEnt, and served as a director of ComEnt from December 1989 to April 1995 and as Chairman of its Board from March 1992 to April 1995. Mr. Muller was formerly the Chairman of U.M.C. Industries, a New York Stock Exchange listed company, and of Greer Hydraulics, Inc., an American Stock Exchange listed company.

      Howard Maidenbaum, 62, a Class III director, has been Executive Vice President and a director of the Company since its inception, and also served as the Company's Vice Chairman and Treasurer from its inception until September 1996. From April 1993 to June 1994, he was Chairman of the Credit Committee of ComEnt Funding Corp., a wholly-owned subsidiary of ComEnt. From March 1979 to March 1992, Mr. Maidenbaum was the President of Dr. Leonard's Health Care Products, Inc. (formerly Modern Coupon Systems, Inc.), a privately-held consumer products company. Mr. Maidenbaum is the President of Maidco Industries, Inc., a stockholder of the Company.

Executive Officers of the Company

      The names of the executive officers of the Company and their positions with the Company are as follows:

             NAME                                  POSITION
             ----                                  --------

      N. Norman Muller              Chief Executive Officer and Chairman of the
                                    Board of Directors (Class III Director)

      David A. Mortman              President, Chief Operating Officer and
                                    Class I Director

      Anthony R. Cucchi             Vice Chairman and Class II Director

      Howard Maidenbaum             Executive Vice President and Class III
                                    Director

      Johan de Muinck Keizer        Vice President, Secretary and General
                                    Counsel

      William Kaltnecker            Vice President and Controller

      Biographical summaries for Messrs. Muller, Mortman, Cucchi and Maidenbaum appear above under "Election of Directors." The following information is provided with respect to Messrs. de Muinck Keizer and Kaltnecker:

      Johan de Muinck Keizer, 34, has been Vice President, Secretary and General Counsel of the Company since August 1996. From September 1995 to August 1996 he was engaged in a private law practice, and from February 1994 to September 1995 served as an associate at the law firm of Warshaw Burstein Cohen Schlesinger & Kuh, LLP. From October 1991 to February 1994, Mr. de Muinck Keizer was an associate at the law firm of David A. Mortman, P.C.

      William Kaltnecker, 52, has been Vice President-Finance and Treasurer of the Company since September 1996. From August 1984 to December 1995, Mr. Kaltnecker held various positions with Parliament Hill Corporation ("PHC") including Chief Financial Officer, Treasurer, Secretary and Acting President and Chief Executive Officer. From August 1984 to December 1991, Mr. Kaltnecker also served as Chief Financial Officer and Treasurer of Xplor Corporation. From January 1989 to January 1995, Mr. Kaltnecker was a director of Health Advancement Service, Inc., and also served as Chief Financial Officer, Acting President and Chief Executive Officer at various times during the period. From August 1993 to December 1995 Mr. Kaltnecker served as Secretary, Treasurer, Chief Financial Officer and a director of Energy Solutions, Inc.

Security Ownership of Directors, Management and Certain Beneficial Owners

      The following table sets forth certain information, as of March 31, 1997 as to the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee, (iii) each executive officer of the Company named in the Summary Compensation Table contained herein and (iv) all directors and executive officers of the Company as a group.

Name and Address (1) of           Amount and Nature            Percentage of
Beneficial Stockholder       of Beneficial Ownership(2)   Shares Outstanding (2)
----------------------       --------------------------   ----------------------

Anthony R. Cucchi                       45,093                     *

Howard Maidenbaum                      459,033(3)                  6.1%

David A. Mortman                       202,617(4)                  2.7%

N.Norman Muller                        507,460(5)                  6.7%

Wayne M. Rogers                        697,593(6)                  9.3%

Thomas W. Smith                        265,000(7)                  3.5%
------------------

All executive officers and           2,176,796                     29.1%
directors as a group
(seven persons)

----------
* less than 1%

(1) The address for each person named is c/o Global Intellicom, Inc., 747 Third Avenue, New York, New York 10017.

(2) For purposes hereof, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire by option, warrant or otherwise within 60 days of the Record Date. Except as otherwise noted, the Company believes that the persons in the table have sole voting and investment power with respect to the shares of Common Stock indicated as being beneficially owned by them.

(3) Includes 120,000 shares of Common Stock owned by Maidco Industries, Inc. ("Maidco") and 150,000 shares of Global Common Stock owned by Mr. Maidenbaum's adult children in their individual capacity. All of the issued and outstanding shares of Maidco are held by Mr. Maidenbaum's wife and his adult children. Mr. Maidenbaum disclaims any beneficial interest in the shares of Common Stock owned by Maidco and by his adult children.

(4) Includes 10,000 shares of Common Stock owned by adult children of Mr. Mortman and

      123,762 shares of Common Stock owned by Mr. Mortman's wife. Mr. Mortman disclaims any beneficial interest in the shares owned by his adult children and his wife.

(5) Includes 99,867 shares of Common Stock beneficially owned by Mr. Muller's wife and 352,593 shares of Common Stock owned by Dasler Corp., whose shares are owned by Mr. Muller's adult children. Mr. Muller disclaims any beneficial interest in the shares of Common Stock owned by his wife and by Dasler Corp.

(6) Includes shares owned by various limited partnerships controlled by Mr. Rogers and by a family trust of which Mr. Roger is trustee.

(7) Includes 177,500 shares of Common Stock beneficially owned by Equicomp Corp. Mr. Smith is the President, sole director and sole stockholder of Equicomp Corp.

      The Company knows of no arrangements which may result in a change in control of the Company.

Executive Compensation and Other Information

      The following table sets forth information concerning the annual and long term compensation, paid or accrued, for the Company's chief executive officer and for each other executive of the Company (the "Named Executive Officers") for services in all capacities during the last three fiscal years:

                                SUMMARY COMPENSATION TABLE

                                                                                                 Long Term
                                                                                                Compensation
                                                       Annual Compensation                 Awards
                                              ----------------------------------------   -----------    ---------
                                                                                                        All other
                                                                          Other Annual    Securities     Compen-
    Name                                                                  Compensation    Underlying     sation
    Principal Position           Year(1)      Salary($)      Bonus($)        ($)(2)        Options(#)     ($)(3)
    ------------------           -------      ---------      --------        ------        ----------     ------

N. Norman Muller,
Chairman of the Board of          1996        122,833           --           14,474           --            --
Directors (Class III Director)    1995           --             --           11,250           --            --
and Chief Executive Officer       1994           --             --             --             --            --

David A. Mortman,
President, Chief Operating        1996        160,000           --             --             --            --
Officer and Class I               1995           --             --             --             --          22,500
Director (4)                      1994           --             --             --             --            --

Anthony R. Cucchi,                1996        190,000           --             --             --            --
Vice Chairman and Class           1995        177,601           --             --             --            --
II Director (4)                   1994           --             --             --             --            --

Howard Maidenbaum,                1996         48,917           --             --             --            --
Executive Vice President          1995           --             --             --             --            --
and Class III Director            1994           --             --             --             --            --

----------
(1) The Company was formed in September, 1994, and no executive salaries were paid until 1995.

(2) Except as indicated with respect to Mr. Muller, the aggregate amount of any personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to each Named Executive Officer.

(3) Amounts shown consist of the fair market value of shares of Common Stock issued.

(4) Mr. Mortman was elected Chief Operating Officer in November 1996 and President in January 1997; Mr. Cucchi served in those capacities previously.

Employment Agreements

      No executive officer of the Company has an employment agreement except Anthony R. Cucchi. Mr. Cucchi, who served as Chief Operating Officer until November 1996 and President until January 1997, and is now Vice Chairman, is employed pursuant to an employment agreement which expires December 31, 1997. Under the terms of the employment agreement, Mr. Cucchi is to receive an annual salary of $190,000 during 1996 and $210,000 during 1997. Board Meetings and Committees

      During the year ended December 31, 1996, the Board of Directors held four meetings and took action on at least 35 other occasions by written consent. Each director attended at least 75 percent of the meetings of the Board and of the committees on which such director served during the year.

      The Board has a Compensation Committee and a Stock Option Committee. The Compensation Committee recommends compensation policies and programs to the Board and reviews and recommends the nature and amount of compensation paid to the Company's executive officers. During the year ended December 31, 1996, the Compensation Committee held one meeting and took action on two other occasions by written consent. The Stock Option Committee administers the Company's 1995 Stock Option Plan and held one meeting and took action on one other occasion by written consent. The Compensation Committee and the Stock Option Committee consist of Wayne M. Rogers and Thomas W. Smith, who are non-employee directors.

Compensation of Directors

      Directors who are employees of the Company or its subsidiaries receive no compensation, as such, for service as members of the Board, other than reimbursement of expenses incurred in attending meetings held in locations other than New York City. Directors who are not employees of the Company or its subsidiaries receive a director's fee of $2,500 for each Board meeting attended and reimbursement of expenses incurred in attending meetings. (See "Certain Relationships and Related Transactions" for information on shares issued to two directors in lieu of payment of fees.)

Report of the Compensation Committee Concerning Executive Compensation

      The Compensation Committee of the Board is responsible for recommending, establishing and reviewing policies which govern executive compensation and executive incentive programs and awards. The Committee is composed of two members, both of whom are non-employee directors.

      The main objectives of the Company's compensation structure include rewarding members of senior management for their respective contributions to the Company's overall performance, providing executives with a stake in the long-term success of the Company through equity participation, and creating compensation programs and policies which will assist the Company in attracting and retaining qualified management personnel. The Committee considered these factors in approving compensation arrangements for the Company's Chief Executive Officer, Chief Operating Officer and other senior executives in 1996. In connection therewith, the Committee took into account, among other things, significant growth in Company revenues, the progress of management in dealing with operating and financial problems occurring during the first nine months of 1996, compensation levels prevailing in similar businesses, and individual contributions to the Company's operations.

      Because the Company has been operating for a relatively short time, the Compensation Committee has not yet completed the development of coordinated compensation programs for senior management. Such programs are intended to be based on components such as base pay, salary increases, bonuses, stock option grants and awards of restricted common stock. The Compensation Committee is reviewing various alternatives for the purpose of creating a direct link between executive compensation and the long-term interest of stockholders through potential growth in the value of Common Stock and the future success of the Company reflected thereby.

      In assessing recommended policies and the performance of individual executives, the Company takes into consideration growth in revenues and earnings as significant factors in determining appropriate compensation. As part of its development of long-term incentives in the form of restricted stock, stock option grants and other elements of compensation for executives, the Committee is considering performance-based standards for future compensation programs. The Committee believes that stock and stock option grants will provide the Company's executives with an opportunity for significant future compensation through equity ownership, will create an incentive for such executives to remain with the Company, and will tie future management efforts and rewards to growth in stockholder value.


                                          Respectfully submitted,


                                          Wayne M. Rogers and
                                            Thomas W. Smith

Compensation Committee Interlocks and Insider Participation

      There were no Compensation Committee interlocks or insider (employee) interlocks during the year, except that Wayne M. Rogers, a member of the Committee, entered into a three-year consulting agreement with the Company beginning January 1, 1996, described under "Certain Relationships and Related Transactions."

Comparative Stock Performance

      The following graph shows a comparison of cumulative total returns for the Common Stock of the Company with the NASDAQ Stock Market (U.S. Companies). In addition, the proxy rules of the Securities and Exchange Commission require the Company to compare performance with a published industry or line of business index, and the Company believes the index of NASDAQ Computer Manufacturers Stocks, included in the graph, is such an index. The Company has been operational and publicly owned only since September 1995, and the graphic presentation accordingly begins as of September 1, 1995.

      The graph assumes $100 invested on September 1, 1995 in the Company's Common Stock and $100 invested at that time in each of the other indices. The comparison assumes that all dividends are reinvested.

[See Graph]

             Comparison Of Cumulative Total Returns from Inception

                 Performance Graph for Global Intellicom, Inc.


 [The following table was represented by a line graph in the printed material.]

                                            9/1/95       12/29/95       12/31/96
                                            ------       --------       --------
Global Intellicom, Inc.                       100          100             61.5

Nasdaq Stock Market (US Companies)            100          103.7          127.5

Nasdaq Computer Manufacturers Stocks          100          107.3          144.1

Stock Option Plan

      In May 1995, the Company adopted its 1995 Stock Option Plan (the "1995 Plan") to provide for the granting of stock options for an aggregate of 500,000 shares of Common Stock. The 1995 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as options not intended to so qualify (a non-qualified option).

      The 1995 Plan is administered by the Stock Option Committee of the Board of Directors. The Committee has the authority to determine the terms of options granted under the 1995 Plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or a non-qualified stock option shall be granted, the number of shares to be subject to each option and the date each option shall become exercisable. No option granted under the 1995 Plan is transferrable by the optionee other than by will or inheritance and each option is exercisable during the lifetime of the optionee only by such optionee or his legal representatives.

      The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of such shares on the date of grant (110% of fair market value in the case of an optionee who owns or is deemed to own stock possessing more than 10% of the voting rights of the outstanding capital stock of the Company). The term of each option granted is established by the Committee, provided, however, that the maximum term for each incentive stock option is ten years (five years in the case of an optionee who owns or is deemed to owned stock possessing more that 10% of the total combined voting power of the outstanding capital stock of the Company). Options become exercisable at such times and in such installments as the Committee provides in the terms of each individual option.

      No options may be granted under the 1995 Plan after May 1, 2005. The Board of Directors may amend, suspend or terminate the 1995 Plan or any portion thereof at any time and from time to time in such respects as it deems necessary or advisable, but may not without the approval of the Company's shareholders make any alteration or amendment thereof which would (i) change the class of those eligible to receive options (ii) increase the maximum number of shares for which options may be granted (except for anti-dilution adjustments) or (iii) materially increase the benefits to participants under the 1995 Plan.

      While options for 107,900 shares have been granted under the 1995 Plan to employees and to certain officers of the Company's subsidiaries, no such options are held by any executive officer or director of the Company.

Certain Relationships and Related Transactions

      The Company and two of its subsidiaries are parties to a floorplan financing agreement with

Finova Capital Corporation ("Finova"), providing for a total loan facility of $8,000,000. In order to induce Finova to enter into such agreement and to make loans and advances thereunder, Messrs. Muller, Smith and Maidenbaum executed joint and several surety agreements providing for the unconditional guaranty of the payment of all amounts due to Finova.

      The Company entered into a three-year consulting agreement commencing January 1, 1996 with Wayne M. Rogers, a director, pursuant to which Mr. Rogers will consult with the Company on matters related to the Company's management, financing and marketing strategies. The agreement provides for a consulting fee of $60,000 per year, payable in equal monthly installments. Mr. Rogers has waived the consulting fee for 1996.

      On January 26,1996, the Company entered into an agreement with Triangle Bridge Group, L.P. ("Triangle"), a California limited partnership controlled by Mr. Rogers, under which Triangle loaned the Company $200,000, evidenced by a promissory note bearing interest at a rate of 6% per annum, payable on August 1, 1996. The Triangle note was secured by a pledge of all of the outstanding stock of one of the Company's subsidiaries and provides that, in the event of default, Triangle could convert all or any portion of the amount outstanding into unregistered Common Stock of the Company at $3.50 per share. The note was extended to December 15, 1996 and was repaid by the Company.

      On February 16, 1996, Messrs. Rogers, Maidenbaum, Mortman and Cucchi, and Dasler Corp. ("Dasler"), a corporation owned by adult children of Mr. Muller, entered into an agreement with the law firm Goodkind Labaton Rudoff & Sucharow LLP ("GLRS"), formerly counsel to the Company, to purchase 177,559 unregistered shares of Common Stock held by GLRS, at a price of $1.40 per share. Each of Dasler and Messrs. Rogers, Maidenbaum, Mortman, and Cucchi paid $38,630 to acquire 27,593 shares each from GLRS. At the same time, the Company entered into a settlement agreement with GLRS for payment of outstanding legal fees and disbursements in the reduced amount of $464,000, of which $150,000 was paid in cash at a closing and the remainder in promissory notes of the Company to GLRS. From May 1994 to January 1996, Mr. Mortman had been a member of GLRS, and, at the time of such transaction, Mr. Mortman was a director and Secretary of the Company.

      During early 1996, Mr. Mortman, then Secretary and director of the Company, provided outside legal services to the Company for which the Company paid fees and disbursements totaling $179,844.

      At various times in 1996, Howard Maidenbaum made loans and advances to, and received loans and advances from, the Company. After offsetting such amounts, the net amount due to Mr. Maidenbaum as of December 31, 1996 is $126,076, represented by a note bearing interest at 1% over prime, with the principal and the accrued interest to be paid to Mr. Maidenbaum on December 31, 1997.

      The Company made advances and loans to N. Norman Muller in 1995, the balance of which was represented by a note from Mr. Muller in the aggregate principal amount of $242,079, payable by December 31, 1995. Various advances by Mr. Muller to the Company in 1996 were applied to repayment of principal and interest under the 1995 note, and additional advances were made to Mr. Muller in 1996. A total of $457,979 is owed by Mr. Muller to the Company as of December 31, 1996, which is evidenced by a new note from Mr. Muller, bearing interest at 1% over prime and which is due December 31, 1997.

      In consideration of the continuation and extension of personal guarantees of various Company indebtedness by Messrs. Muller, Maidenbaum and Smith, the Board authorized the issuance of 35,000 shares of Common Stock each to Messrs. Muller and Maidenbaum and 20,000 shares to Mr. Smith. However, because the Company sought and anticipated the release of obligations under certain of the guarantees, the Company and Messrs. Muller, Maidenbaum and Smith agreed to rescind such issuance.

      During the year ended December 31, 1996, the Board authorized the issuance of 150,000 shares to Mr. Muller and 250,000 shares to Mr. Mortman in anticipation of employment agreements to be negotiated and completed with each executive and in expectation of achieving certain financial goals for the Company by year-end. An additional 50,000 shares were authorized for Mr. Maidenbaum, also based on anticipated financial goals. Because such employment agreements were not completed and such goals were not obtained, all of such share issuances were rescinded by agreement between Messrs. Muller, Mortman, Maidenbaum and the Company.

      Five-year warrants for the purchase of a total of 300,000 shares of the Company's Common Stock, at an exercise price of $4.00 per share, were authorized for issuance to Board members in 1996. Such issuance was based upon attaining certain financial goals for the Company by year-end, which goals were not realized. Accordingly, by agreement between the Company and the Board members, the issuance of such warrants was rescinded.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, requires the Company's officers and directors, and any person who owns more than 10% of any class of the Company's equity securities, to file, with the Securities and Exchange Commission, certain reports relating to their ownership of such securities and changes in such ownership, and to furnish the Company with copies of such reports. To the best of the Company's knowledge, during the year ended December 31, 1996, a Form 4 was not filed for each of Messrs. Rogers and Cucchi, and on behalf of Dasler Corp. (a corporation owned by adult children of Mr. Muller), and Form 4 reports were filed approximately 19 days late for Messrs. Mortman and Maidenbaum, in each case concerning a purchase of Common Stock from a third-party in a single, concurrent private transaction. A Form 4 was not filed to report on the issuance of Common Stock to Messrs. Mortman and Rogers in lieu of the payment of outside director's fees. In addition, it appears that an adult member of the family of Mr. Muller did not timely file a Form 4 regarding shares as to which Mr. Muller disclaims any beneficial ownership interest. The Company believes that the foregoing failures to file were inadvertent, and is seeking to assist the persons named in filing future Form 4 and Form 5 reports or such other reports as may be required.

      As indicated above in the text under "Certain Relationships and Related Transactions", several transactions occurred during 1996 which involved the authorization and issuance, to the officers and directors indicated such text, of shares or warrants. In each such instance, the authorizations or issuances were conditional and/or based on assumptions which were not realized, and all of such authorizations and issuances were rescinded by agreement between the Company and the affected persons. To the best knowledge of the Company, no Form 4 reports were filed with respect to such shares or warrants at the time of the initial transaction. Since the shares and warrants indicated were subject to return to the Company based on the non-fulfillment of such conditions and assumptions, the Company is of the view that the absence of any filing of Form 4 reports in connection therewith is not an event requiring specific treatment in this portion of this proxy statement, but is nevertheless making this disclosure for record purposes only.

                                 MISCELLANEOUS

Stockholder Proposals

      Any stockholder proposal intended to be presented at an annual meeting of stockholders to be held in 1998 must be received by the Company not later than November 29, 1997 for inclusion in the Company's proxy statement and form of proxy for that meeting.

Other Matters

      The Board of Directors does not intend to bring before the Annual Meeting any matters other than the election of directors and is not aware of any other matters which are proposed to be presented by others. However, if any other business is properly brought before the Annual Meeting, it is intended that the persons named in the enclosed proxies vote thereon in accordance with their best judgment.

      All stockholders are urged to mark, date, sign and promptly return the enclosed proxy in the enclosed envelope. It is important that the proxies be returned and that your shares be represented at the Annual Meeting.

                                    By Order of the Board of Directors,



                                    Johan de Muinck Keizer,

                                    Secretary

April 16, 1997

                            GLOBAL INTELLICOM, INC.

                           THIS PROXY IS SOLICITED
                     ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder of Global Intellicom, Inc. (the "Company") hereby appoints N. Norman Muller and Johan de Muinck Keizer, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on May 13, 1997, at 10:00 a.m., at the offices of Global-InSync, Inc., 8000 Corporate Court, Springfield, Virginia 22153, and at any and all adjournments or postponements thereof. The undersigned revokes any proxies previously given.

      (1)   PROPOSAL: To elect two directors

            Class I Nominees: David A. Mortman and Thomas W. Smith

            |_|   FOR all nominees

            |_|   Withheld from all nominees

            |_|   FOR, except vote withheld from the following nominee:

                  _________________________________(Insert Name)


      (2) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

      THIS PROXY WILL BE VOTED AS DIRECTED.   IF NO DIRECTION IS GIVEN,
THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR
NOMINEES LISTED.


                                   Dated: _____________________, 1997



                                   -------------------------------------
                                               (Signature)


                                   --------------------------------------
                                         (Signature if held jointly)


                                   IMPORTANT:  Please sign exactly as your
                                   name appears. Joint tenants should each sign. When signing as fiduciary or attorney, please give name and title. If a corporation or partnership, please give authorized title.


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
                  THE POSTAGE-PREPAID REPLY ENVELOPE PROVIDED.

          Please check mailing address above and correct if necessary.


                                       -2-